UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

OVID THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway, Suite 15044 New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-661-7661

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

On October 4, 2019, Ovid Therapeutics Inc. (the “Company”) entered into two underwriting agreements (each, an “Underwriting Agreement”) with Cowen and Company, LLC and William Blair & Company, L.L.C., as representatives (the “Representatives”) of the several underwriters listed therein (collectively, the “Underwriters”), for separate, concurrent registered offerings of the Company’s securities, which together are expected to result in gross proceeds to the Company of approximately $32.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The first Underwriting Agreement (the “Common Stock Agreement”) relates to the public offering of 9,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $2.50 per share (the “Common Offering”). Pursuant to the terms of the Common Stock Agreement, the Company has also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,350,000 shares of Common Stock at the same price per share.

The second Underwriting Agreement (the “Preferred Stock Agreement”) relates to the public offering of 4,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, at a public offering price of $2,500 per share (together with the Common Offering, the “Offerings”). A description of the rights, preferences and privileges of the Series A Preferred Stock can be found in Item 3.02 of the Current Report on Form 8-K filed by the Company on September 19, 2019. Such description is qualified in its entirety by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on September 24, 2019.

The Offerings are being made pursuant to the Company’s registration statement on Form S-3, declared effective by the Securities and Exchange Commission on June 19, 2018 (Registration No. 333-225391), a base prospectus dated June 19, 2018 and the related prospectus supplements, each dated October 4, 2019. The Offerings are expected to close on or about October 8, 2019, subject to customary closing conditions.

Each Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in each Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and their affiliated entities have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 90 days, and the Company has agreed not to sell or transfer any shares of the Company’s common stock for 90 days, in each case, after October 4, 2019, without first obtaining the written consent of the Representatives.

The Common Stock Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The Preferred Stock Agreement is attached as Exhibit 1.2 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreements does not purport to be complete and is qualified in its entirety by reference to the applicable exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in these Offerings is attached as Exhibit 5.1 hereto.

On October 4, 2019, the Company issued a press release announcing the matters described above. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement related to the Common Offering, dated October 4, 2019, among Ovid Therapeutics Inc. and Cowen and Company, LLC and William Blair & Company, L.L.C.

Exhibit No.	Description

1.2	Underwriting Agreement related to the Preferred Offering, dated October 4, 2019, among Ovid Therapeutics Inc. and Cowen and Company, LLC and William Blair & Company, L.L.C.

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated October 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

By:	/s/ Thomas M. Perone
Thomas M. Perone General Counsel & Corporate Secretary

Dated: October 7, 2019